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                                                                    EXHIBIT 11.2



                          ALLIED WASTE INDUSTRIES, INC.
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - FULLY DILUTED
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)

                                                                 Three Months
                                                                Ended March 31,
                                                          ---------------------------
                                                             1996             1997
                                                          -----------    ------------
Net income ......................................         $     2,806    $      5,868
Dividends on preferred stock.....................                 288             171
                                                          -----------    ------------
Adjusted net income  to common shareholders......         $     2,518    $      5,697
                                                          ===========    ============
Historical
Weighted average common shares
   outstanding...................................          54,168,660      75,156,071
Common stock equivalents -
   Stock options and warrants....................           2,314,668              --(*)
   Assumed conversions -
   9% cumulative convertible preferred...........                  --(*)           --
   7% cumulative convertible preferred...........                  --(*)           --(*)
   Convertible notes.............................                  --(*)           --(*)
Issuable pursuant to earn-out
   agreements....................................             818,801         763,868
                                                          -----------    ------------
Weighted average
   Common and common
   equivalent shares.............................          57,302,129      75,919,939
                                                          ===========    ============
Fully diluted net income per share:..............         $      0.04    $       0.08
                                                          ===========    ============

    ------------------------

(*) Assumed conversion of each of these securities, on an individual basis, has an anti-dilutive effect on earnings per share.